Exhibit (e)(2)

AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT

THIS AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT (this “Amendment”), effective as of December 15, 2025, by and among VELA Investment Management, LLC, a Delaware limited liability company (the “Adviser”), VELA Funds, a Delaware statutory trust (the “Trust”), and Ultimus Fund Distributors, LLC, a limited liability company organized under the laws of the state of Ohio (“Distributor”).

WHEREAS, the Adviser, the Trust and Distributor are parties to that certain Distribution Agreement effective July 1, 2025 (the “Agreement”).

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Schedule A hereby is deleted in its entirety and replaced with Schedule A attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

VELA Funds		Ultimus Fund Distributors, LLC

By:	/s/ Jason Job	By:	/s/ Kevin Guerette
Name:	Jason Job	Name:	Kevin Guerette
Title:	President	Title:	President

VELA Investment Management, LLC

By:	/s/ R H Dillon
Name:	R H Dillon
Title:	Chief Executive Officer

SCHEDULE A

to the
Distribution Agreement

among
VELA Funds,

VELA Investment Management, LLC
and

Ultimus Fund Distributors, LLC
dated July 1, 2025

Fund Portfolio(s)

VELA Small Cap Fund
VELA Large Cap Plus Fund
VELA International Fund

VELA Income Opportunities Fund

VELA Short Duration Fund
VELA Small-Mid Cap Fund